Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
General Electric Company:

We consent to the incorporation by reference in the registration statement on Form S-3 (Registration Nos. 333-50639, 333-59671, 333-177803, 333-186882, 333-200003 and 333-209821), on Form S-4 (Registration Nos. 333-72566, 333-107556, 333-208604 and 333-211798), and on Form S-8 (Registration Nos. 333-42695, 333-74415, 333-83164, 333-98877, 333-94101, 333-65781, 333-88233, 333-99671, 333-102111, 333-142452, 333-155587, 333-158069, 333-158071, 333-163106, 333-177805,333-179688, 333-181177, 333-184792, 333-194243, 333-202435, 333-219566, 333-224655, 333-224587, and 333-226398) of General Electric Company of our report dated February 26, 2019, with respect to the statement of financial position of General Electric Company and consolidated affiliates as of December 31, 2018 and 2017, and the related statements of earnings, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2018, and the effectiveness of internal control over financial reporting as of December 31, 2018, which report appears in the December 31, 2018 annual report on Form 10-K of General Electric Company.

Our report refers to a change in the accounting method for revenue recognition in 2018 due to the adoption of ASU 2014-09, Revenue from Contracts with Customers and the related amendments.

/s/ KPMG LLP
KPMG LLP

Boston, Massachusetts
February 26, 2019